Exhibit 10.4.3

                                  John C. Corey
                            210 Stone Brook Farm Way
                        Greenville, South Carolina 29615


Safety Components International, Inc.
Attn:  Compensation Committee
41 Stevens Street
Greenville, South Carolina 29605

Gentlemen:

      This letter will memorialize our agreement with respect to my receipt of a change of control bonus from Safety Components International, Inc. (the "Company").

      Upon the closing of the proposed sale by Zapata Corporation, the Company's largest stockholder, of all of its shares of the Company's stock to WLR Recovery Fund III, L.P. (or an affiliate thereof) (the "Zapata Sale"), the Company will pay me a bonus in the amount of Nine Hundred Ninety Four Thousand Dollars ($994,000). This payment shall be in lieu of any change of control bonus that is or might be payable to me pursuant to my employment agreement with the Company as a result of the Zapata Sale and the change(s) in the composition of the Company's Board of Directors directly resulting from the Zapata Sale.

      The Company and I have not reached any agreement regarding how my employment agreement should or will be interpreted in the event of a future change of control which is unrelated to the Zapata Sale. The parties also agree that neither the Company's payment of the change of control bonus in respect of the Zapata Sale nor my acceptance thereof will be used as evidence in support of any interpretation of the change of control provisions of my employment agreement in the event of a future change of control which is unrelated to the Zapata Sale.

                                   Sincerely,

                                   John C. Corey

                                   Daniel Tessoni
                                   On behalf of the Compensation Committee